KPMG	KPMG Auditores Independentes	Telefone 55 (21) 2515-9400
	Av. Almirante Barroso, 52 — 4°	Fax 55 (212) 3515-9000
	20031-000 — Rio de Janeiro, RJ — Brasil	Internet www.kpmg.com.br
Caixa Postal 2888
20001-970 — Rio de Janeiro, RJ — Brasil
January 8, 2008
Petrobras International Finance Company (“PIFCo”)
Rio de Janeiro, Brazil
With respect to the registration statement on Form F-3 (333-139459-01), we acknowledge our awareness of the incorporation by reference therein of our report dated November 19, 2007 related to our review of interim financial information of PIFCo.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG Auditores Independentes
KPMG Auditores Independentes
Rio de Janeiro, Brazil